Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-63699, No. 333-67535, No. 333-89551, No. 333-89505, No. 333-35996, No. 333-125881, and No. 333-188512) and Form S-3 (No. 333-30497, No. 333-60877, No. 333-100701, and No. 333-156944) of C&F Financial Corporation of our report, dated March 7, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report to Shareholders on Form 10-K of C&F Financial Corporation and Subsidiaries for the year ended December 31, 2013.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 7, 2014